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                                                                      Exhibit 99


For Immediate Release
For Further Information Contact:
Therese Fergo, 301-608-9292
Email Therese@unither.com



UNITED THERAPEUTICS DECLARES DIVIDEND

DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

Silver Spring, MD and Research Triangle Park, NC, December 17, 2000 - The Board of Directors of United Therapeutics Corporation (NASDAQ: UTHR) approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to stockholders.

Martine A. Rothblatt, Chairman and CEO of United Therapeutics, stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our stockholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of United Therapeutics common stock. The dividend distribution will be made to stockholders of record on December 29, 2000. Each stockholder is automatically entitled to the Rights, and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders.

The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 15% or more of United Therapeutics' common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock and will expire on December 29, 2010.

Following the acquisition of 15% or more of United Therapeutics' common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

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United Therapeutics will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company's shares.

A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's stockholders following the record date.

United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.


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